As filed with the Securities and Exchange Commission on January 16, 2009

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

GOFISH CORPORATION
(Exact name of registrant as specified in its charter)
________________________
Nevada	20-2471683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
706 Mission Street, 10th Floor
San Francisco, CA 94103
(Address, including Zip Code, of Principal Executive Offices)
_________________________________

GoFish Corporation 2008 Stock Incentive Plan
(Full title of the plan)
_________________________________

Tabreez Verjee, President
GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, CA 94103
(415) 738-8706
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
_________________________________

Copies to:

John W. Campbell III, Esq.
John M. Rafferty, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
(415) 268-7000

(415) 268-7522 fax

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	17,724,774	$0.20	$3,544,954.80	$139.32

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”), that may be issued or issuable as a result of stock splits, stock dividends, combinations or reclassifications of shares of Common Stock, or similar transactions affecting shares of Common Stock pursuant to the adjustment provisions of the GoFish Corporation 2008 Stock Incentive Plan (the “2008 Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the bid and asked price of the Common Stock on January 16, 2009 as reported on the OTC Bulletin Board.

PART I

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2008 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II below), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by GoFish Corporation (the “Registrant,” “we,” “our” or “us”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, which includes audited financial statements for the Registrant’s latest fiscal year, as amended.

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements described in (a) above.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated herein by reference, unless expressly incorporated into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Authorized Capital Stock

Our articles of incorporation, as amended, authorize the issuance of 410,000,000 shares of capital stock consisting of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share.  Of the 10,000,000 shares of preferred stock, we have designated 8,003,000 of such shares as Series A preferred stock.

Description of Common Stock

We currently have 29,229,284 shares of common stock issued and outstanding.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock and preferred stock, on an as-converted basis.  The articles of incorporation do not provide for cumulative voting in the election of directors.  Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available.  Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of us, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We currently have 7,065,293 shares of Series A preferred stock issued and outstanding.  Each share of Series A preferred stock is convertible into 20 shares of common stock, subject to certain anti-dilution and other adjustments as set forth in the certificate of designation of the Series A preferred stock.

So long as 2,434,657 shares of Series A preferred stock remain outstanding, holders of Series A preferred stock shall be entitled to elect four directors to our board of directors.  Holders of Series A preferred stock also have voting rights and are entitled to vote, on an as converted basis, together with the holders of common stock as a single class with respect to any matter upon which holders of common stock have the right to vote.

The Series A preferred stock have a liquidation preference of $4.00 per share and are entitled to receive dividends, prior and in preference to any declaration or payment of any dividend on the common stock, at the rate of $0.32 per share per annum, when and if any such dividends are declared by our board of directors.  So long as 2,434,657 shares of Series A preferred stock remain outstanding, we are required to obtain the consent of the holders of at least two-thirds of the outstanding shares of Series A preferred stock prior to taking certain actions, including altering or changing the rights, preferences or privileges of the shares of Series A preferred stock so as to affect adversely such shares of Series A preferred stock.

Description of Options and Warrants

We also have warrants and options to purchase common stock outstanding.  As of January 16, 2009, we had the following amount of warrants and options outstanding:

•
warrants to purchase 66,917,687 shares of common stock are outstanding, of which warrants to purchase 63,317,687 shares have an exercise price of $0.20 per share, warrants to purchase 3,133,333 shares have an exercise price of $1.72 per share, warrants to purchase 300,000 shares have an exercise price of $1.75 per share and warrants to purchase 166,667 have an exercise price of $3.00 per share;

•	options to purchase 86,309,008 shares of common stock are outstanding under our stock incentive plans; and

•	16,724,315 shares of common stock remain available for future issuance under our stock incentive plans.

The total number of shares of our common stock outstanding on a fully-diluted, as-converted to common stock basis (excluding shares reserved for future issuance under our stock incentive plans) is 323,761,839.
.
Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers.  The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors and officers (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of ours or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Our indemnification agreements with certain of our executive officers and directors contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with their service as such.  We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal action or proceeding, the executive officer had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding.  A corporation may indemnify a director or officer who was or is a party or is threatened to e made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding.  Excepted from that immunity are:

•	A willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director has a material conflict of interest;

•	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•	A transaction from which the director derived an improper personal profit; and

•	Willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  No advance will be made by us to a party if it is determined that the party acted in bad faith.  The indemnification rights are contractual rights and will continue as to a person who has ceased to be a director, officer, employee, or other agent, and will inure to the benefit of the heirs, executors, and administrators of such a person.

We have entered into indemnity agreements with certain of our directors and executive officers.  Each of these indemnity agreements generally provides for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by such director or executive officer in any action or proceeding, including any action by or in the right of ours arising out of his services to us, to any of our subsidiaries, or to any other company or enterprise to which he provides services at our request.  Each of these indemnity agreements generally provide for the advancement of expenses, make indemnification contingent on his good faith in acting or failing to act, and excepts the obligation to indemnify for expenses or liabilities paid directly to him by directors’ and officers’ insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement on Form S-8:

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

3.1	Amended and Restated Articles of Incorporation of GoFish Corporation filed with the Nevada Secretary of State on December 12, 2008	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008 (File No. 333-131651)

3.2	Bylaws of GoFish Corporation (f/k/a Unibio Inc.)	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.3	First Amendment to Bylaws	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008 (File No. 333-131651)

4.1	Certificate of Designation of Series A Preferred Stock	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008 (File No. 333-131651)

4.2	GoFish Corporation 2008 Stock Incentive Plan	Filed herewith.

5.1	Opinion of McDonald Carano Wilson LLP	Filed herewith.

23.1	Consent of McDonald Carano Wilson LLP (included in its opinion filed herewith as Exhibit 5.1)	Filed herewith.

23.2	Consent of Rowbotham & Company LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 16th day of January 2009.

GOFISH CORPORATION

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Tabreez Verjee as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matt Freeman	Chief Executive Officer and Director (Principal	January 16, 2009
Matt Freeman	Executive Officer)

/s/ Tabreez Verjee	President and Director	January 16, 2009
Tabreez Verjee

/s/ John Durham	Director	January 16, 2009
John Durham

/s/ James Moloshok	Executive Chairman and Director	January 16, 2009
James Moloshok

/s/ Riaz Valani	Director	January 16, 2009
Riaz Valani

/s/ Mark Menell	Director	January 16, 2009
Mark Menell

/s/ Michael Jung	Director	January 16, 2009
Michael Jung

/s/ Richard Ling	Director	January 16, 2009
Richard Ling

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

3.1	Amended and Restated Articles of Incorporation of GoFish Corporation filed with the Nevada Secretary of State on December 12, 2008	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008 (File No. 333-131651)

3.2	Bylaws of GoFish Corporation (f/k/a Unibio Inc.)	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.3	First Amendment to Bylaws	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008 (File No. 333-131651)

4.1	Certificate of Designation of Series A Preferred Stock	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008 (File No. 333-131651)

4.2	GoFish Corporation 2008 Stock Incentive Plan	Filed herewith.

5.1	Opinion of McDonald Carano Wilson LLP	Filed herewith.

23.1	Consent of McDonald Carano Wilson LLP (included in its opinion filed herewith as Exhibit 5.1)	Filed herewith.

23.2	Consent of Rowbotham & Company LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.